Filed Pursuant to Rule 433

Registration No. 333-253385

April 5, 2022

FREE WRITING PROSPECTUS

(To Prospectus dated February 23, 2021,

Prospectus Supplement dated February 23, 2021 and

Equity Index Underlying Supplement dated February 23, 2021)

Linked to the Russell 2000® Index (the “Reference Asset”)

►	Positive enhanced exposure to any Reference Return of the Reference Asset above -6.00%, subject to a maximum return of 89.50% :

►	Exposure to any negative return of the Reference Asset if its Reference Return is less than –6.00%, and in such a case, you will lose some or all of your principal amount

►	The Initial Level will equal the arithmetic average of the daily official closing levels of the Reference Asset from and including April 4, 2022 to and including May 11, 2022

►	The Final Level will equal the arithmetic average of the daily offical closing levels of the Reference Asset from and including July 20, 2027 to and including October 15, 2027

►	Approximately a 5 year and 6 month maturity

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Barrier Accelerated Market Participation SecuritiesTM (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this document relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $880.00 and $980.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-8 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms1

Principal Amount	$1,000 per Note
Term	Approximately 5 year and 6 months
Reference Asset	The Russell 2000® Index (Ticker: RTY)
Upside Participation Rates

(i) 166.00% (1.66x), if the Reference Return is greater than or equal to 26.00%, subject to the Maximum Cap

(ii) 110.00% (1.10x), if the Reference Return is greater than or equal to -1.00% but less than 26.00%.

(iii) 200.00% (2.00x), if the Reference Return is less than -1.00% but greater than or equal to -6.00%.

Downside Leverage Factor	130.00% (1.30x) if the Reference Return is less than -6.00% but greater than or equal to the Barrier Percentage
Maximum Cap	89.50%
Barrier Percentage	-26.00%
Reference Return	Final Value – Initial Value Initial Value
Payment at Maturity per Note

If the Reference Return is greater than or equal to 26.00%, you will receive the lesser of:

a) $1,000 + {$1,000 × [39.70% + (Reference Return – 26.00%) × Upside Participation Rate of 1.66x]}, and

b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return greater than or equal to -1.00% but less than 26.00%:

$1,000 +{ $1,000 × [10.00% + (1% + Reference Return) × Upside Participation Rate of 1.10x]}

If the Reference Return is less than -1.00% but greater than or equal to -6.00%:

$1,000 + {$1,000 × [(6.00% + Reference Return) × Upside Participation Rate of 2.00x]}

If the Reference Return is less than -6.00% but greater than or equal to the Barrier Percentage:

$1,000 + {$1,000 × [(6.00% + Reference Return) × Downside Leverage Factor of 1.30x]}

For example if the Reference Return is -20.00%, you will suffer a -18.20% loss and receive 81.80% of the Principal Amount, subject to the credit risk of HSBC USA Inc. The leverage factor will magnify your losses in such case you will lose some of your investment at maturity.

If the Reference Return is less than the Barrier Percentage:

$1,000 + ($1,000 × Reference Return).

For example if the Reference Return is -60.00%, you will suffer a 60.00% loss and receive 40.00% of the Principal Amount, subject to the credit risk of HSBC USA Inc. Under these circumstances, you will lose some or all of your investment.

Initial Value	The arithmetic average of the Official Closing Levels of the Reference Asset during Initial Valuation Period
Final Value	The arithmetic average of the Official Closing Levels of the Reference Asset during Final Valuation Period
Trade Date	April 5, 2022
Pricing Date	April 4, 2022
Original Issue Date	April 8, 2022
Maturity Date	October 20, 2027
Initial Valuation Period (2)	Each scheduled trading day from and including April 4, 2022 to and including May 11, 2022
Final Valuation Period(2)	Each scheduled trading day from and including July 20, 2027 to and including October 15, 2027.
CUSIP/ISIN	40439JV93/US40439JV934

The Notes

The Notes are designed for investors who believe the Reference Asset will appreciate over the term of the Notes and provide an opportunity for accelerated returns (subject to the Maximum Cap).

If the Reference Return of the Reference Asset is greater than -6.00%, you will receive an enhanced positive return on the Notes, subject to a Maximum Cap of 89.50%.

If the Reference Return of the Reference Asset is less than
-6.00% but greater than or equal to the Barrier Percentage, and you will be exposed to the Downside Leverage Factor and you will some of your Principal Amount in such case.

If the Reference Return is less than the Barrier Percentage, you will lose 1% of your investment for every 1% decline in the Reference Asset from its Initial Value.

(1)As more fully described on page FWP-4.

(2) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the Notes reflecting the applicable Upside Participation Rates and the Downside Leverage Factor below, reflecting the Barrier Percentage of
-26.00%, and reflecting the Maximum Cap of 89.50%.

Upside Participation Rates:

(i) 166.00% (1.66x), if the Reference Return is greater than or equal to 26.00%, subject to the Maximum Cap

(ii) 110.00% (1.10x), if the Reference Return is greater than or equal to -1.00% but less than 26.00%.

(iii) 200.00% (2.00x), if the Reference Return is less than -1.00% but greater than or equal to -6.00%.

Downside Leverage Factor:

130.00% (1.30x) if the Reference Return is less than
-6.00% but greater than or equal to the Barrier Percentage.

Information about the Reference Asset

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The graph above illustrates the daily performance of the Reference Asset from March 30, 2012 through March 30, 2022. The closing values in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset, please see “Description of the Reference Asset” beginning on page FWP-14 of this document. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Barrier Accelerated Market Participation Securities

Linked to the Russell 2000® Index

This document relates to a single offering of Barrier Accelerated Market Participation SecuritiesTM. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The Russell 2000® Index (Ticker: RTY)
Trade Date:	April 5, 2022
Pricing Date:	April 4, 2022
Original Issue Date:	April 8, 2022
Maturity Date	October 20, 2027
Initial Valuation Period :	Each scheduled trading day from and including April 4, 2022 to and including May 11, 2022 .
Final Valuation Period	Each scheduled trading day from and including July 20, 2027 to and including October 15, 2027.
Upside Participation Rates:

(i) 166.00% (1.66x), if the Reference Return is greater than or equal to 26.00%, subject to the Maximum Cap.

(ii) 110.00% (1.10x) If the Reference Return is greater than or equal to -1.00% but less than 26.00%.

(iii) 200.00% (2.00x), if the Reference Return is less than -1.00% but greater than or equal to -6.00%.

Downside Leverage Factor:	130.00% (1.30x) if the Reference Return is less than -6.00% but greater than or equal to the Barrier Percentage.
Maximum Cap:	89.50%
Barrier Percentage:	-26.00%
Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Value – Initial Value Initial Value
Final Settlement Value:

🞂  If the Reference Return is greater than or equal to 26.00%, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

a) $1,000 + {$1,000 × [39.70% + (Reference Return – 26.00%) × Upside Participation Rate of 1.66x]}, and

b) $1,000 + ($1,000 × Maximum Cap).

🞂  If the Reference Return greater than or equal to -1.00% but less than 26.00%, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 +{ $1,000 × [10.00% + (1% + Reference Return) × Upside Participation Rate of 1.10x]}

🞂  If the Reference Return is less than -1.00% but greater than or equal to -6.00%, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + {$1,000 × [(6.00% + Reference Return) × Upside Participation Rate of 2.00x]}

🞂  If the Reference Return is less than -6.00% but greater than or equal to the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + {$1,000 × [(6.00% + Reference Return) × Downside Leverage Factor of 1.30x]}

For example, if the Reference Return is -20.00%, you will suffer a -18.20% loss and receive 81.80% of the Principal Amount, subject to the credit risk of HSBC USA Inc. The leverage factor will magnify your losses in such case you will lose some of your investment at maturity.

🞂  If the Reference Return is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return).

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return is below zero. For example, if the Reference Return is -60.00%, you will suffer a 60.00% loss and receive 40.00% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Reference Return is less than the Barrier Percentage, you will lose some or all of your investment.

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Initial Value:	The arithmetic average of the Official Closing Levels of the Reference Asset during the Initial Valuation Period, provided that a Market Disruption Event does not occur. If a Market Disruption Event exists with respect to the Underlying on any scheduled trading day during Initial Valuation Period, then its Official Closing Level on that day will not be used in the determination of its Initial Level.
Final Value:	The arithmetic average of the Official Closing Levels of the Reference Asset during the Final Valuation Period, provided that a Market Disruption Event does not occur. If a Market Disruption Event exists with respect to the Underlying on any scheduled trading day during the Valuation Period, then its Official Closing Level on that day will not be used in the determination of its Final Level.
Scheduled Trading Day:	As defined on page S-87 of the Equity Index Underlying Supplement
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40439JV93/US40439JV934
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and the Equity Index Underlying Supplement dated February 23, 2021. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026625/tm217170d5_424b2.htm

The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than or equal to 26.00%, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

a) $1,000 + {$1,000 × [39.70% + (Reference Return – 26.00%) × Upside Participation Rate of 1.66x]}, and

b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return greater than or equal to -1.00% but less than 26.00%, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 +{ $1,000 × [10.00% + (1% + Reference Return) × Upside Participation Rate of 1.10x]}

If the Reference Return is less than -1.00% but greater than or equal to -6.00%, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + {$1,000 × [(6.00% + Reference Return) × Upside Participation Rate of 2.00x]}

If the Reference Return is less than -6.00% but greater than or equal to the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + {$1,000 × [(6.00% + Reference Return) × Downside Leverage Factor of 1.30x]}

For example, if the Reference Return is -20.00%, you will suffer a -18.20% loss and receive 81.80% of the Principal Amount, subject to the credit risk of HSBC USA Inc. The leverage factor will magnify your losses in such case you will lose some of your investment at maturity.

If the Reference Return is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return).

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return is below zero. For example, if the Reference Return is -60.00%, you will suffer a 60.00% loss and receive 40.00% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Reference Return is less than the Barrier Percentage, you will lose some or all of your investment.

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Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor

The reference sponsor of the RTY is FTSE Russell.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

🞂	You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the value of the Reference Asset will increase over the term of the Notes.
🞂	You are willing to invest in the Notes based on the Maximum Cap of 89.50% , which may limit your return at maturity.
🞂	You are willing to make an investment that is exposed to the Downside Leverage Factor if the Reference Return is less than -6.00% but greater than or equal to the Barrier Percentage , and you understand that the leverage factor will magnify your losses in such case.
🞂	You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis from the Initial Value if the Reference Return is less than the Barrier Percentage.
🞂	You are willing to forgo dividends or other distributions paid to holders of the stocks included in the Reference Asset.
🞂	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.
🞂	You do not seek current income from your investment.
🞂	You do not seek an investment for which there is an active secondary market.
🞂	You are willing to hold the Notes to maturity.
🞂	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

🞂	You believe the Reference Return will be negative or that the Reference Return will not be sufficiently positive to provide you with your desired return.
🞂	You are unwilling to invest in the Notes based on the Maximum Cap of 89.50% , which may limit your return at maturity.
🞂	You are unwilling to make an investment that is exposed to the Downside Leverage Factor if Reference Return is less than -6.00% but greater than or equal to the Barrier Percentage.
🞂	You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis from the Initial Value if the Reference Return is less than the Barrier Percentage.
🞂	You seek an investment that provides full return of principal.
🞂	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
🞂	You prefer to receive the dividends or other distributions paid to holders of the stocks included in the Reference Asset.
🞂	You seek current income from your investment.
🞂	You seek an investment for which there will be an active secondary market.
🞂	You are unable or unwilling to hold the Notes to maturity.
🞂	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and on page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying, prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

🞂	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

🞂	“— General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

Your investment in the Notes may result in a loss.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Reference Return of the Reference Asset is less than -6.00%.

If the Reference Asset declines beyond -6.00% but is greater than or equal to the Barrier Percentage, the Payment at Maturity you will be entitled to receive will equal [(6.00% + Reference Return) × Downside Leverage Factor of 1.30x], which will be less than the Principal Amount. The downside leverage factor will magnify your losses, and in such case you will lose some of your investment at maturity.

If the Reference Asset declines beyond the Barrier Percentage, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return is less than 0.00%. You will lose some or all of your investment at maturity if the Reference Return is less than the Barrier Percentage.

The appreciation on the Notes is limited by the Maximum Cap.

You will not participate in any appreciation in the value of the Reference Asset (as multiplied by the Upside Participation Rate) beyond the Maximum Cap of 89.50% . You will not receive a return on the Notes greater than the Maximum Cap.

The amount payable on the Notes is not linked to the value of the Reference Asset at any time other than during the Final Valuation Period.

The Final Value will be based on the arithmetic average of its Official Closing Levels on each scheduled trading day during the Final Valuation Period, subject to postponement for non-trading days and certain market disruption events. Even if the value of the Reference Asset appreciates during the term of the Notes other than during the Final Valuation Period but then decreases on during Final Valuation Period to a value that is less than the Initial Value, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Reference Asset prior to such decrease. Although the actual value of the Reference Asset during the Final Valuation Period or at other times during the term of the Notes may be higher than the Final Value, the Payment at Maturity will be based solely on the arithmetic average of Official Closing Levels of the Reference Asset during the Final Valuation Period.

The Initial Value will be determined after the Pricing Date of the Notes.

The Initial Value will be determined over a five week period beginning on the Pricing Date. As a result, the Initial Value will not be determined, and neither you nor we or any of our affiliates can be certain of what the Initial Value will be, until after the Pricing Date and the Original Issue Date of the Notes.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Risks Relating to the Reference Asset

Changes that affect the Reference Asset may affect the value of the Reference Asset and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of the Reference Asset concerning additions, deletions and substitutions of the stocks included in the Reference Asset, and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of the Reference Asset. The policies of the reference sponsor with respect to the calculation of the Reference Asset

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could also affect the value of the Reference Asset. The reference sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could affect the value of the Reference Asset and the value of and the return on the Notes.

Small-capitalization risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and

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cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in the Reference Asset.

As a holder of the Notes, you will not have any ownership interest in the stocks included in the Reference Asset, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in the Reference Asset.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to its Initial Value. We cannot predict the Final Value of the Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Value used in the table and examples below is not expected to be the actual Initial Value of the Reference Asset. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

🞂	Principal Amount:	$1,000
🞂	Hypothetical Initial Value:	1,000.00
🞂	Upside Participation Rate:

(i) 166.00% (1.66x), if the Reference Return is greater than or equal to 26.00%, subject to the Maximum Cap.

(ii) 110.00% (1.10x) If the Reference Return is greater than or equal to
-1.00% but less than 26.00%.

(iii) 200.00% (0.20x), if the Reference Return is less than -1.00% but greater than or equal to -6.00%.

🞂	Downside Leverage Factor:	130.00% (1.30x) if the Reference Return is less than -6.00% but greater than or equal to the Barrier Percentage.
🞂	Maximum Cap*:	89.50%
🞂	Barrier Percentage:	-26.00%

The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of the Reference Asset. The actual Initial Value of the Reference Asset will be determined on the Initial Valuation Period.

*

Hypothetical Final Value	Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
2,000.00	100.00%	$1,895.00	89.50%
1,800.00	80.00%	$1,895.00	89.50%
1,574.40	56.00%	$1,895.00	89.50%
1,500.00	50.00%	$1,795.40	79.54%
1,400.00	40.00%	$1,629.40	62.94%
1,300.00	30.00%	$1,463.40	46.34%
1,260.00	26.00%	$1,397.00	39.70%
1,200.00	20.00%	$1,331.00	33.10%
1,100.00	10.00%	$1,221.00	22.10%
1,050.00	5.00%	$1,166.00	16.60%
1,020.00	2.00%	$1,133.00	13.30%
1,000.00	0.00%	$1,111.00	11.10%
990.00	-1.00%	$1,100.00	10.00%
980.00	-2.00%	$1,080.00	8.00%
940.00	-6.00%	$1,000.00	0.00%
900.00	-10.00%	$948.00	-5.20%
800.00	-20.00%	$818.00	-18.20%
740.00	-26.00%	$740.00	-26.00%
700.00	-30.00%	$700.00	-30.00%
500.00	-50.00%	$500.00	-50.00%
400.00	-60.00%	$400.00	-60.00%
200.00	-80.00%	$200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The value of the Reference Asset increases from the Initial Value of 1,000.00 to a Final Value of 1,600.00.

Reference Return:	60.00%
Final Settlement Value:	$1,895.00

Because the Reference Return is greater than or equal to 26.00%, and [39.70% + (Reference Return – 26.00%) × Upside Participation Rate of 1.66x] is greater than Maximum Cap, the Final Settlement Value would be $1,895.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 89.50%)

= $1,895.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the Reference Return is greater than 26.00% and [39.70% + (Reference Return – 26.00%) × Upside Participation Rate of 1.66x] is equal to or exceeds the Maximum Cap.

Example 2: The value of the Reference Asset increases from the Initial Value of 1,000.00 to a Final Value of 1,400.00.

Reference Return:	40.00%
Final Settlement Value:	$1,629.40

Because the Reference Return is greater than or equal to 26.00%, and [39.70% + (Reference Return – 26.00%) × Upside Participation Rate of 1.66x] is less than Maximum Cap, the Final Settlement Value would be $1,629.40 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × [39.70% + (Reference Return – 26.00%) × Upside Participation Rate of 1.66x]

= $1,000 + ($1,000 × [39.70% + (40.00% – 26.00%) × Upside Participation Rate of 1.66x]

= $1,629.40

Example 2 shows that you will receive the return of your principal investment plus a return equal to [39.70% + (Reference Return – 26.00%) × Upside Participation Rate of 1.66x] when the Reference Return is greater than 26.00% but not subject to the Maximum Cap.

Example 3: The value of the Reference Asset increases from the Initial Value of 1,000.00 to a Final Value of 1,100.00.

Reference Return:	10.00%
Final Settlement Value:	$1,221.00

Because the Reference Return is greater than or equal to -1.00% but less than 26.00%, the Final Settlement Value would be $1,221.00 per $1,000 Principal Amount (a 22.10% return), calculated as follows:

$1,000 +{ $1,000 × [10.00% + (1% + Reference Return )× Upside Participation Rate of 1.10x]}

= $1,000 +{ $1,000 × [10.00%+ (1% + Reference Return) × Upside Participation Rate of 1.10x]}

=$1,221.00

Example 3 shows that you will receive the return of your principal investment plus a leveraged return equal to [10.00% + (1% + Reference Return) × Upside Participation Rate of 1.10x)] when the Reference Return is greater than or equal to -1.00% but less than 26.00%.

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Example 4: The value of the Reference Asset decreases from the Initial Value of 1,000.00 to a Final Value of 980.00.

Reference Return:	-2.00%
Final Settlement Value:	$1,080.00

Because the Reference Return is less than -1.00% but greater than or equal to -6.00%, the Final Settlement Value would be $1,080.00 per $1,000 Principal Amount (an 8.00% return).

$1,000 + {$1,000 × [(6.00% + Reference Return) × Upside Participation Rate of 2.00x]}

= $1,000 + {$1,000 × [(6.00% + -6.00%) × Upside Participation Rate of 2.00x]}

= $1,080.00

Example 4 shows that you will receive the return of your principal investment plus a positive leveraged return equal to [(6.00% + Reference Return) × Upside Participation Rate of 2.00x] when the Reference Return is less than -1.00% but greater than or equal to
-6.00%

Example 5: The value of the Reference Asset decreases from the Initial Value of 1,000.00 to a Final Value of 800.00.

Reference Return:	-20.00%
Final Settlement Value:	$818.00

Because the Reference Return is less than -6.00% but greater than the or equal to the Barrier Percentage of -26.00%, the Final Settlement Value would be $818.00 per $1,000 Principal Amount (a -18.20% return).

$1,000 + {$1,000 × [(6.00% + Reference Return) × Downside Leverage Factor of 1.30x]}

= $1,000 + {$1,000 × [(6.00% + -6.00%) × Downside Leverage Factor of 1.30x]}

= $818.00

Example 5 shows that you will subject to the Downside Leverage Factor and exposed to declines in the value of the Reference Asset if its Reference Return is beyond -6.00% but greater than or equal to the Barrier Percentage. You will lose some of your investment in such a case.

Example 6: The value of the Reference Asset decreases from the Initial Value of 1,000.00 to a Final Value of 500.00

Reference Return:	-50.00%
Final Settlement Value:	$500.00

Because the Reference Return is less than the Barrier Percentage of -26.00%, the Final Settlement Value would be $500.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × -50.00%)

= $500.00

Example 6 shows that you are exposed on a 1-to-1 basis to declines in the value of the Reference Asset if its Reference Return is beyond the Barrier Percentage of -26.00%. You may lose some or all of your investment.

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DESCRIPTION OF THE REFERENCE ASSET

Russell 2000® Index

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-45 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the Reference Asset based on the daily historical closing values from March 30, 2012 through March 30, 2022. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY on the Final Valuation Date

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of the Reference Asset, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the

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Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes. If the Notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$ Barrier Accelerated Market
Participation Securities Linked to the

Russell 2000® Index

April 5, 2022

Free Writing Prospectus

General	FWP-6
Payment on the Notes	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-11
Description of the Reference Asset	FWP-14
Events of Default and Acceleration	FWP-14
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-14
U.S. Federal Income Tax Considerations	FWP-15
Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-22
The MSCI Indices	S-24
The NASDAQ 100 Index®	S-31
The Nikkei Stock Average	S-34
The NYSE® FANG+™ Index	S-36
The PHLX Housing Sector Index	S-41
The Russell 2000® Index	S-45
The S&P 100® Index	S-48
The S&P 500® Index	S-55
The S&P 500® Low Volatility Index	S-62
The S&P BRIC 40 Index	S-65
The S&P MidCap 400® Index	S-68
The S&P/ASX 200 Index	S-75
The S&P 500® ESG Index	S-78
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-55
Certain ERISA and Related Considerations	S-56
U.S. Federal Income Tax Considerations	S-58
Supplemental Plan of Distribution (Conflicts of Interest)	S-83
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58